Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Announces Closing of Public Offering and Underwriters’ Full Exercise of Over-Allotment Option

Santa Paula, CA., June 25, 2018 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations, announced today the closing of its previously announced underwritten registered public offering of 3,136,362 shares of its common stock at a public offering price of $22.00 per share, including the 409,090 shares sold upon full exercise of the underwriters’ option to purchase additional shares of common stock, for total gross proceeds of approximately $69.0 million. The net proceeds, after underwriting discounts, but before estimated expenses of the offering payable by the Company, are approximately $64.5 million. All shares of common stock sold in the offering were offered by the Company.

The Company intends to use the net proceeds from the offering to fund its recently announced asset acquisition from Fruticola San Pablo S.A. and the capital expenditures associated with such acquisition, future potential acquisitions and for general corporate purposes.

Stephens Inc. and Stifel acted as the lead book-running managers for the offering. Roth Capital Partners acted as lead manager for the offering and Lake Street Capital Markets acted as co-manager for the offering.

The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-217622), which was previously filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on June 22, 2018 and may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Stephens Inc., Attention: Equity Syndicate Prospectus, 111 Center Street, Little Rock, Arkansas 72201 or by email at prospectus@stephens.com or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with approximately 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; the ability to close the asset acquisition from Fruticola San Pablo S.A.; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.